Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
PLBY GROUP, INC.
_______________________________________________________

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

PLBY Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

1.The name of the corporation is PLBY Group, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed in the Office of the Secretary of State of the State of Delaware on November 12, 2019, the Amended and Restated Certificate of Incorporation of the Corporation (the “First A&R Certificate of Incorporation”), amending and restating the Original Certificate of Incorporation in its entirety, was filed in the Office of the Secretary of State of the State of Delaware on June 4, 2020, and the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second A&R Certificate of Incorporation”), amending and restating the First A&R Certificate of Incorporation in its entirety, was filed in the Office of the Secretary of State of the State of Delaware on February 10, 2021.

2.At a meeting of the Corporation’s board of directors, resolutions setting forth amendments to the Corporation’s Second A&R Certificate of Incorporation, relating to changing the name of the Corporation and increasing the number of shares of authorized common stock of the Corporation from 150,000,000 to 400,000,000, were declared advisable and duly adopted by the Corporation’s board of directors, which also called a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Second A&R Certificate of Incorporation of the Corporation be amended by changing Article “FIRST” thereof so that, as amended, said Article “FIRST” shall be and read, in its entirety, as follows:

“FIRST: The name of the corporation is “Playboy, Inc.” (herein after called the “Corporation”).”

RESOLVED, that the Second A&R Certificate of Incorporation of the Corporation be amended by changing Article “FOURTH” thereof so that, as amended, the first three sentences of paragraph A of said Article “FOURTH” shall be and read as follows:

“FOURTH: A. Classes of Stock. The total number of shares that the Corporation shall have authority to issue is 405,000,000 shares, which shall be divided into two classes of stock to be designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock that the Corporation is authorized to issue is 400,000,000 shares, par value $0.0001 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 5,000,000 shares, par value $0.0001 per share.”

3.That thereafter, pursuant to resolutions of the Corporation’s board of directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute and the Corporation’s Second A&R Certificate of Incorporation were voted in favor of the amendments above.

4.That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.This Certificate of Amendment of the Certificate of Incorporation of the Corporation shall become effective at 12:01 a.m., Eastern Time, on June 25, 2025.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Chris Riley, its duly authorized officer, on this 24th day of June, 2025.

PLBY Group, Inc.

By: /s/ Chris Riley
Name: Chris Riley
Title: General Counsel & Secretary

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